Exhibit 99.1

MaY 2017 1 Annual meeting presentation

2 Forward-Looking Statements This presentation (the “Presentation”) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For this purpose, any statements contained in this Presentation that relate to future events or conditions including, without limitation, the statements regarding completing a definitive lease agreement with a tenant that has agreed to lease terms, construction of additional buildings on speculation, closing on a land acquisition currently under contract, closing of land sales currently under agreement, execution of the acquisition and growth strategy as disclosed herein, increasing stockholder value, leasing of currently vacant space and the cash flows that would be generated from leasing currently vacant space, projected average cash on cash return over lease terms, anticipated tenant rollover, future increases in general and administrative expenses, returning capital to stockholders, industry prospects or Griffin’s plans, expectations, or prospective results of operations or financial position, may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements represent management’s current expectations and are inherently uncertain. There are a number of important factors that could materially impact the value of Griffin’s common stock or cause actual results to differ materially from those indicated by such forward-looking statements. Such factors are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed in this Presentation is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Griffin disclaims any obligation to update any forward-looking statements in this Presentation as a result of developments occurring after the date of this Presentation except as required by law.

WHO IS GRIFFIN? Griffin acquires, develops, and manages industrial real estate properties in select infill, emerging and regional markets Focus on smaller light industrial and warehouse buildings (100,000 to 400,000 square feet) Convert our undeveloped land into income producing real estate properties Publicly traded since 1997 spin-off with corporate history dating back to 1906 Enterprise value of approximately $225 million* * Based on stock price as of May 1, 2017 and balance sheet data as of February 28, 2017. See page 21 for calculation. 3

Griffin’s portfolio is 3.3 million square feet 87% of the portfolio is Industrial 36% of the portfolio is outside CT 33 buildings, the two largest are each less than 10% of the total square footage 4 Property Summary – Real Estate Griffin Portfolio - Square Feet As of February 28, 2017. 1,182,540. 432,970.1,681,006.

PROPERTY SUMMARY – UNDEVELOPED LAND

	Acres*	Book Value (MM)*
Master-Planned Industrial Parcels (1)(2)	245	$7.1
Significant Commercial/Mixed Use Parcels (1)	307	$1.6
Land under Agreement for Solar Projects (3)	644	$0.5
Entitled Residential Land (4)	297	$9.6
Land leased to landscape nursery operators (5)	1,736	$2.1
Other Land Holdings	814	$2.7
TOTAL(2)	**4,043**	**$23.6**

*** As of February 28, 2017 adjusted to exclude the sale of 67 acres at Phoenix Crossing completed in April 2017 and to reflect the signing of two agreements of sales of 76 acres and 288 acres of undeveloped land for solar projects. Includes all undeveloped acreage, certain portions of which may not be suitable for development or sale. Book value includes Land, Land Improvements and Development Costs.**

(1) Includes only undeveloped portions of these parcels owned by Griffin.
(2) Adjusted to exclude the sale of 67 acres at Phoenix Crossing completed in April 2017.
(3) Under three separate agreements: (i) 280 acres with a purchase price of $7.7 million; (ii) 76 acres with a purchase price of $2.1 million; and (iii) 288 acres with a purchase price of $7.8 million.
(4) Includes land in Simsbury, CT that is fully approved for the development of 296 homes.
(5) Nurseries in Connecticut (670 acres, $575,000/year in rent) and Florida (1,066 acres, $400,000/year in rent).

See Appendix for further information on book value of undeveloped land.

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GRIFFIN STRATEGY 6

KEYS TO GROWING CASH FLOW AND increasING StockHOLDER VALUE Increase occupancy in existing portfolio Development on existing land holdings Converting owned land (through sale) into income (through development and acquisition) Focused niche acquisition strategy Leverage existing infrastructure/G&A 7 increase occupancy in existing portfolio 8 Square Footage Leased (in millions) Square footage leased as of fiscal year end, other than the February 2017 data. Source: CBRE New England Marketview, Q1 2017 Source: CBRE Market Snapshot Lehigh Valley PA Industrial, Q1 2017 +78% 74% 79% 84% 89% 93% 96% Occupancy Griffin’s industrial portfolio is essentially 100% leased CT/New England continues to be land constrained. Greater Hartford industrial market vacancy is 8.4%(1) Lehigh Valley industrial market vacancy remains low at approximately 4.9%(2) Office remains challenging with the Greater Hartford office vacancy at approximately 15.8%(1) Office is only 13% of Griffin’s portfolio

DEVELOPMENT ON EXISTING PROPERTY

We recently started construction on our first new industrial building in CT since 2009



137,000 sf building located in NE Tradeport on one of four existing "pad" sites

- Construction expected to be completed by November 2017
- Agreed to terms to lease 53% of the building; expect to relocate and expand an existing NE Tradeport tenant

- NE Tradeport is essentially 100% occupied. The Hartford north sub-market vacancy has dropped to 5.6%[1] and we believe competitive Class A vacancy is much lower
- Land is at a low cost basis (including allocated master-planning and infrastructure cost)
    - Estimated levered stabilized yield in the mid to high teens percentage (high single digits unlevered)

We also have a land parcel in the Lehigh Valley under agreement

- 14 acres in Upper Macungie Township at a cost of $1.8 million for a 134,000 sf warehouse building
    - Acquisition expected to close after all approvals are obtained
    - Plan to start construction on a spec building later this year, completion expected in the first half of 2018

(1) Source: CBRE New England Marketview, Q1 2017

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Purchased 51 acre development site in December 2012 for $14.36/buildable square foot or $150,000/acre 532,000 sf, 2 building development, Lehigh Valley Tradeport II Priced below recent comparable sales due to certain in-place site development restrictions, covenants and zoning matters Griffin completed a difficult entitlement process including obtaining zoning variances Development on existing property – CASE STUDY: 5210 Jaindl Boulevard Commenced speculative construction of a 252,000 sf building in 2015; delivered in 2016, the second of the two buildings in Lehigh Valley Tradeport II Griffin reached agreement in the second half of 2016 with two tenants that combined occupied the entire building. Manufacturer of pre-form PET bottles entered into a 10 year lease. The tenant invested several million dollars into equipment at the facility. Automotive parts distributor took remaining space under a 5 year lease. Griffin added this building to its existing mortgage on 5220 Jaindl and received an additional $13 million in proceeds ($51.50/SF) at a weighted average interest rate of 3.79%. Griffin’s net investment (after mortgage proceeds) was $4.6 million (including TI/leasing cost) (1) Average expected cash on cash return of 16.4% over the first 5 lease years At a 6.5% cap rate, building would be valued at $84/sf resulting in 1.8x Griffin’s net investment (1) See appendix for further information. 10 Picture of 5220 Jaindl

Monetizing Land Holdings Recently completed $10.25 million sale of 67 acres in Phoenix Crossing to a warehouse user Over $150,000/acre, partially reflecting the road and other improvements in place Approximately 90 acres remain in Phoenix Crossing suitable for flex/office/industrial (not big box warehouse) Completed $3.5 million sale of 29 acres in Griffin Center to an educational organization in Q4 of fiscal 2016 Option/Sale Agreements in place for approx. 644 acres totaling a potential $17.6 million in proceeds in three separate transactions Purchasers are developers/utilities that will use the land for solar farms Majority of land under agreement is agricultural/residential zoned and not suitable or likely for industrial/commercial development in the foreseeable future Purchases are subject to significant contingencies and are at various points in the approval processes and there is no assurance that these transactions will close. Seeking to monetize other holdings 11

ACQUISITION/GROWTH STRATEGY Acquire warehouse/industrial buildings between 100,000 to 400,000 square feet Key regional locations for national or international companies Provide last mile of distribution for users that cannot be accommodated by big box For smaller tenants, the property may be a tenant’s sole or mission critical location Targeted regional strategy Achieve critical mass in a handful of targeted markets; Current focus on the Northeast, Middle Atlantic and Southeast Growing markets due to (i) key location for regional/super-regional distribution and/or (ii) demand for warehouses to service increased population/local demand Develop deep local market knowledge: leads to proprietary deal sourcing/ways to add value Types of Assets Core or Value-Add Opportunities with conservative underwriting and cap rate discipline Seek to buy at a discount to replacement cost - Buy “buildings” (cost/foot) rather than leases Well-located, functional and flexible assets – appeals to a broad set of users and tenant sizes Acquisitions of Land Seek entitled and unentitled land to take through approvals for warehouse development Not seeking to land bank for the long term but rather buy parcels for nearer term development 12

ACQUISITION/DEVELOPMENT ENVIRONMENT The industrial real estate market remained quite strong in 2016 with high investor demand Demand for warehouse space was led by E-commerce, third-party logistics and food & beverage tenants Growing demand for smaller warehouses in infill markets near population to service last-mile e-commerce and delivery needs. Industrial ranked as the most attractive sector for investment purchases by investors for 2017 according to CBRE 38% of respondents ranked industrial first; next highest was multi-family at 28%; for 2016, only 23% of respondents ranked industrial first, vs. 28% for multi-family and 24% for office Growth of e-commerce vs. the challenges in traditional retail is leading to greater institutional investor demand for, and interest in, industrial/warehouse buildings 27 consecutive quarters of positive net absorption leading to a current national industrial occupancy of 95.1%. Class A distribution space at less than 2% vacancy in many markets National average net rent rose 6.6% to $6.14/sf (the prior peak was $6.00 in 2007/2008) Sources: CBRE Americas Industrial & Logistics Trends Report, February 2017; CBRE Americas Investors Intentions survey 2017 13 acquisition/development Environment 14 Source: Green Street Advisors’ property sector nominal cap rate database. Source: CBRE National Partners, National Class A Industrial Cap Rates, Q4 2016. Source: CBRE Americas Industrial & Logistics Trends Report, February 2017 Industrial Cap Rates and 10 Year Treasuries (1986 to Present) (1) Industrial Cap rates are at an all-time low of 5.41%(1) Historical Average Cap rates: 1986 - 2006: 8.24% 2000 - 2006: 7.31% 2009 - 2006: 6.74% CBRE estimated Q4 2016 cap rates in Lehigh Valley between 5% and 5.5%(2) Levered IRRs with 10 year mortgage financing (in low to mid 4%) no higher than mid-single digits for multi-tenant facilities without aggressive assumptions Building acquisitions currently are expensive both on a cap rate basis and on $/SF Industrial sales prices in the U.S. rose 14% in 2016 (versus 2015) and acquisitions totaled $59.2 billion in 2016, the 2nd highest amount since 2007 (3) 5.41% 2.13% 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 1986 1988 1990 1992 1994 1996 1998 2000 2002 2004 2006 2008 2010 2012 2014 2016 GSA Industrial 10-Yr UST

FINANCIALS AND Valuation 15

FINANCIAL SUMMARY

(in thousands)	Fiscal Year 2013	2014	2015	2016	LTM Feb 2017
Rental Revenue	$ 20,053	$ 20,552	$ 24,605	$ 26,487	$ 26,784
Operating Expenses of Rental Prop.	7,456	7,801	8,415	8,250	8,569
Profit from Leasing Activities (1)	**$ 12,597**	**$ 12,751**	**$ 16,190**	**$ 18,237**	**$ 18,215**
% Growth		*1.2%*	*27.0%*	*12.6%*	*2.8%*
Other Income Statement Items					
Gain on Property Sales	$ 4,302	$ 2,864	$ 2,849	$ 3,554	$ 3,554
General & Administrative Expenses	7,790	7,077	7,057	7,367	8,030
Depreciation & Amortization Expense	6,673	6,729	7,668	8,797	9,002
Interest Expense	3,848	3,529	3,670	4,545	4,767
Cash Flow Items					
Additions to Real Estate Assets	$ (13,538)	$ (15,583)	$ (31,188)	$ (15,734)	$ (16,034)
Mortgage Amortization	(1,916)	(2,017)	(2,232)	(2,679)	(2,812)
Balance Sheet & Other Items					As of Feb. 28, 2017
Cash & Equivalents	$ 14,179	$ 17,059	$ 18,271	$ 24,689	$ 23,755 (2)
Real Estate Assets, net	132,294	144,465	167,873	175,252	175,308 (3)
Mortgage Loans	66,708	70,168	90,436	111,139	110,368
Square feet leased	1,940	2,318	2,706	3,066	3,170
Occupancy	79%	84%	89%	93%	96%

(1) Profit from Leasing Activities is a non-GAAP financial measure. See Appendix for further information on Profit from Leasing Activities.

(2) Includes property sale proceeds of $3.5 million held in escrow for a potential Section 1031 Exchange that were returned to Griffin subsequent to February 28, 2017 because a Section 1031 Exchange did not take place.

(3) Includes real estate held for sale.

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profit from Leasing activities 17 (1) See appendix for further information on Profit from Leasing Activities. Profit From Leasing Activities(1) Increase in portfolio square footage coupled with improved occupancy led to meaningful growth in Profit from Leasing Activities LTM 2/2017 includes an additional $500,000 in Profit from Leasing Activities in Q1 2017 as a result of leases signed in late fiscal 2016/early fiscal 2017 that were not fully included in the reported operating results for Q1 2016 Limited tenant rollover anticipated over the next 12 months Some vacancy risk due to recent bankruptcy of a 100,000 sf industrial tenant and near-term relocation and expansion of existing tenant 74% 79% 84% 89% 93% 96% Occupancy ($ millions) Fiscal Year $11.8 $12.6 $12.8 $16.2 $18.2 $18.7 2012 2013 2014 2015 2016 LTM 2/2017 +59%

mortgage Interest Expense 18 Calculated as of fiscal year-end for Griffin’s outstanding mortgage debt. Includes the $12 million mortgage financing completed in March 2017. Weighted Average Interest Rate (1) Only approx. 16% ($20 million) of current loans outstanding mature prior to 2025 The other approx. $102 million in mortgages mature between 2025 and 2030 On $122 million of mortgage debt currently outstanding(2), the current weighted average rate reflecting a 185bp savings vs. the 2011 rate equates to $2.2 million less interest expense per annum Griffin has significantly reduced its cost of capital Fiscal Year

G&A expenses 19 G&A Expense as a % of Rental Revenues Included in reported G&A are costs/taxes on undeveloped land and non-cash compensation expenses (deferred comp and stock options) Deferred comp and stock option expenses typically cause the largest year to year variations in G&A G&A expenses are not expected to increase materially as Griffin grows its rental revenues Griffin continues to leverage its G&A Expense $7,790 $7,077 $7,057 $7,367 Financial information is for fiscal year end. Dollars in thousands.

valuation Typical “income” valuation metrics are difficult to apply to Griffin Profit from Leasing Activities(1) for LTM February 2017 does not include: 380,000 sf of leases signed in late fiscal 2016/early fiscal 2017 not yet fully reflected on P&L (which will be partially offset by certain expected vacancies) - $500,000 impact in Q1 Undeveloped land accounts for a portion of Griffin’s “value” but produces no profit Depreciation & amortization expenses of $8.8 million per year Ability to further leverage G&A Griffin finances stabilized buildings with amortizing mortgages and overall net debt/capital (book value of equity + net debt) is 50% Balance sheet reflects book value of assets not market value Book value of Buildings(1) is approx. $46/square foot, well below estimated market Book value of Undeveloped Land(1) is approximately $5,800 per acre 20 Book Value ($MM) Option/Contract Price ($MM) Phoenix Crossing – 67 acres (sold 4/2017) $1.6 $10.3 FL & CT Nurseries $2.1 $10.4 Agreements with Solar Developers $0.5 $17.6 All Other Undeveloped Land $21.0 -- Total $25.2 $38.3 (1) See appendix for further information on Profit from Leasing Activities and for Book Value of Buildings and Undeveloped Land.

IMPLIED VALUE OF GRIFFIN'S REAL ESTATE

With undeveloped land values at book, the implied value of Griffin's buildings is $61/sf which equates to an 8.7% cap rate.

(in thousands)

Shares Outstanding	5,001		
Stock Price	$ 29.62		
Market Capitalization	$ 148,116		
Long-Term Debt	$ 122,368		
Cash & Centaur	$ (45,648)		
Enterprise Value	**$ 224,836**		
Undeveloped Land at Book Value	$ (23,600)	$ 5,837	/acre
Implied Building Value	**$ 201,236**	$ 61.04	/sq.ft.
Building Profit From Leasing Activities	$ 17,547		
Implied Building Value	$ 201,236		
Implied Capitalization Rate	8.7%		

Implied building value of $61/sf is below replacement cost and market value

- Appraisals received in connection with recent financings above this level

Implied cap rate of 8.7% is well above 5.6% average of industrial comparables(1)

- Assuming a 7% cap rate for Griffin in the adjacent analysis would imply a per share price almost $10 higher

Book value of land does not reflect the sales prices on in-place agreements

Stock price as of May 1, 2017.

Undeveloped Land at Book Value includes land, land improvements and development costs associated with the undeveloped land (including the land leased to nursery operators) as of February 28, 2017, adjusted to remove costs associated with the subsequent land sale of 67 acres. Shares outstanding, long-term debt, cash and the value of investment in Centaur are all as of February 28, 2017, as adjusted for the $12 million mortgage financing completed in March 2017, the sale of the 67 acre in parcel in Phoenix Crossing for $10.25 million, Section 1031 proceeds of $3.5 million returned from escrow and the payment of $0.9 million for a common stock repurchase that settled subsequent to Feb. 28, 2017.

Building Profit from Leasing Activities is not a measure calculated in accordance with GAAP. See Appendix for further information.

(1) Source: Keybank Capital Markets, Industrial Leaderboard, April 28, 2017, Industrial sector implied capitalization rate.

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Returning Capital to STOCKholders Announced a $5 million stock buyback program in March of 2016; repurchased $4.8 million of stock as of today The buyback reduced Griffin’s outstanding shares by 152,173 shares Over the last 10 years Griffin’s total shares have gone from 5,132,663 shares in November 2006 to 5,000,535 shares as of February 2017 Outstanding share count has remained relatively flat since the early 2000s after the options issued to Culbro employees prior to the spin-off of Griffin were exercised Paid over $1.5 million to stockholders as dividends ($0.30/share) in December 2016 We plan to continue to evaluate the balance between investing capital to grow our business and returning capital to stockholders 22

FISCAL 2016 Year In review WHAT WE DID WELL Continued to grow profit from leasing activities with a strong run-rate Significant improvement in occupancy – 96% overall with industrial portfolio at approximately 100% Monetized land holdings – received approximately $13.8 million from land sales; agreements in place for an additional $17.6 million of land sales. Continued execution of the Lehigh Valley market expansion – fully leased 5210 Jaindl Boulevard and created a development pipeline of an additional 134,000 sf Completed mortgages/refinancings totaling $53.1 million since the start of 2016 with a continued reduction in the weighted average interest rate Continued to grow our capital available for acquisitions and development Repurchased $4.8 million of our outstanding stock and paid out $1.5 million in dividends. 23

FISCAL 2016 Year In review WHERE WE WANT TO IMPROVE We did not acquire any properties (other than the pending land acquisition in the Lehigh Valley) or enter into any new markets We were active participants in several auctions, as well as off-market negotiations, for land and buildings but did not believe sale prices would generate acceptable returns Hired a Director of Acquisitions in December 2016 to further our efforts Focusing efforts in PA, other Middle Atlantic states and the Southeast Office/Flex portfolio in CT is currently 71% leased and market remains very competitive with limited absorption and high vacancy We do not plan to add to our office/flex portfolio but continue to work to improve the performance of our existing properties Potential vacancies in NE Tradeport due to relocation of existing tenant into new spec building and financial difficulties of another tenant Less than expected interest in our residential developments 24

WHO IS GRIFFIN? Griffin acquires, develops, and manages industrial real estate properties in select infill, emerging and regional markets Focus on smaller light industrial and warehouse buildings (100,000 to 400,000 square feet) Convert our undeveloped land into income producing real estate properties Publicly traded since 1997 spin-off with corporate history dating back to 1906 Enterprise value of approximately $225 million* * Based on stock price as of May 1, 2017 and balance sheet data as of February 28, 2017. See page 21 for calculation. 25

Appendix - NOTES Profit From Leasing Activities (pages 16, 17, 20 and 21) Profit From Leasing Activities is defined by Griffin as the Rental Revenues less Operating Expenses of Rental Properties and does not include depreciation, general and administrative expenses or interest expense. Building Profit From Leasing Activities is defined by Griffin as Profit from Leasing Activities less the rental profit from leases of the Connecticut and Florida nurseries and leases of various parcels of undeveloped land in Connecticut for use by local farmers (Nursery and Farm Rental Profit). Nursery & Farm Rental Profit is defined by Griffin as Rental Revenues and Operating Expenses of Rental Properties from leases of the Connecticut and Florida nurseries and various parcels of Connecticut land that Griffin owns that are leased to local farmers. Calculation of Building Profit from Leasing Activities Profit from Leasing Activities (LTM 2/28/2017) $18,215 CT and FL Nurseries and Farm Rental Profit (1,168) Building Profit from Leasing Activities as reported $17,047 Effect of leases not in place for the full Q1 2017 period 500 Building Profit from Leasing Activities adjusted $17,547 26 Book Value of Buildings and Book Value of Undeveloped Land (pages 5, 20 and 21) Calculation of Book Value of Buildings: Book Value of Buildings reflects the sum of $150.1 million for the net book value (after depreciation) of land, land improvements, buildings, building improvements and tenant improvements for Griffin’s buildings as of February 28, 2017. The Book Value of Buildings of $45.55 per square foot is calculated by dividing the Book Value of Buildings totaling $150.1 million by the 3.3 million square feet of buildings in Griffin’s portfolio. Calculation of Book Value of Undeveloped Land Undeveloped Land includes all acreage not associated with an existing building and includes the CT and FL nurseries. Book Value of Undeveloped Land reflects the cost of the land, land improvements (after depreciation), development costs on undeveloped land and all equipment on the CT and FL nurseries. The Book Value of Undeveloped Land per acre of $5,837 is calculated by dividing the $23.6 million Book Value of Undeveloped Land (see pages 5 and 20) by Griffin’s total undeveloped acres of 4,043 (see page 5), which is adjusted for the subsequent sale of 67 acres with a cost of $1.6 million.

Appendix - NOTES 27 Case Study (page 10) Net cash investment is defined as land (at book value) plus the cash costs for building construction (including land improvements, tenant improvements, leasing costs and required off-site improvements, if any) less the proceeds from mortgage financing, net of any costs related to such financing. The net cash investment is adjusted annually and increased for any additional investment (e.g. tenant improvements) into the building and increased by the annual mortgage amortization (if any) related to the financing on the building. Average cash on cash return is defined as the average, over the period the entire building is leased, of the annual Profit from Leasing Activities (Rental Revenues less Operating Expenses of Rental Properties) of the property (determined using the contracted rental rates in the triple net (NNN) lease) less the annual interest expense from the financing on the property divided by the net cash investment. Multiple of Griffin’s net investment is determined by: (i) dividing the average, over the term the entire building is leased, contractual rental rate per square foot as set forth in the lease by a capitalization rate to determine a value per square foot for the property; (ii) subtracting the principal amount of the mortgage (on a per square foot basis) on the property at inception from the value per square foot of the property calculated in (i) and multiplying the result by the total square feet of the property; and (iii) dividing the amount determined in (ii) by the net cash investment as determined above. The capitalization rate used in this analysis is based on capitalization rates used by third-party appraisers for the subject or similar properties.